Exhibit 8.1

Significant Subsidiaries

The following table sets forth our significant subsidiaries as of December 31, 2013:

Name of Company	Jurisdiction of Establishment	Percentage Owned

CIBSA:	Mexico	100.0%
Coca-Cola FEMSA	Mexico	47.9%(1)
Emprex:	Mexico	100.0%
FEMSA Comercio	Mexico	100.0%
CB Equity(2)	United Kingdom	100.0%

(1)	Percentage of capital stock. FEMSA, through CIBSA, owns 63.0% of the shares of Coca-Cola FEMSA with full voting rights.
(2)	Ownership in CB Equity held through various FEMSA subsidiaries. CB Equity holds our Heineken N.V and Heineken Holding N.V. shares.